Exhibit 16.1

November 18, 2008

Securities & Exchange Commission

100 F Street,  N.E.

Washington, DC  20549

Re: Sport-Haley, Inc.

Dear Commission:

We have read the statements of Sport-Haley, Inc., included under Item 4.01 of Form 8-K, with respect to this firm’s resignation as the registered independent accounting firm of Sport-Haley, Inc. that occurred effectively as of November 1, 2008.  We agree with the statements made in response to that Item insofar as they relate our firm.

Very Truly Yours,

/s/ Gordon, Hughes & Banks, LLP
Gordon, Hughes & Banks, LLP